Exhibit 99

SCOTTISHPOWER’S PACIFICORP GRANTED RECOVERY IN OREGON GENERAL RATE CASE

ScottishPower announces that on 27 August, the Oregon Public Utility Commission (OPUC) announced the granting of approximately $8.5 million of additional annual revenues to its subsidiary PacifiCorp following an all-parties settlement to the general rate case. In addition, PacifiCorp has been awarded a one-off amount of $12 million for 2004 by early removal of a merger credit to customers following the delivery of transition plan commitments. The company is also being allowed to implement the new rates by 1 September 2003, approximately five months earlier than scheduled, resulting in a $5 million benefit in the current fiscal year.

PacifiCorp CEO Judi Johansen said: “This order provides a higher level of recovery for allowable costs in Oregon with the level of regulatory disallowances greatly reduced. In addition, we are pleased that the OPUC recognized costs coming into the business, especially for insurance and pension costs, as well as all of the system investments we have been making, including costs to relicense our hydro facilities. With this award, PacifiCorp continues to make progress toward achieving its strategic return on equity (ROE) target/$1 billion EBIT by 2004/05.”

The settlement provides an overall ROE of 10.7%, based on an approved 10.5% allowed ROE and an increased equity component to 46.0% in the company’s capital structure compared to that used in the existing Oregon rate agreements. The new ROE is in line with PacifiCorp’s currently allowed ROE in Oregon of 10.75%.

The original general rate case request was made in March 2003 for $58 million and was filed on the basis of a future test year and a requested higher return on equity. A variety of adjustments effectively lowered the request to approximately $18 million, including revised cost estimates and higher revenue than reflected in the original filing.

As part of the settlement, the delivery of cost reductions anticipated by operating efficiency improvements has been recognized by the OPUC, resulting in retirement of the merger credit, that would have been payable to customers over the next 16 months, for a total of $12 million in 2004.

The settlement will lead to an average overall price increase in Oregon of approximately 1%, keeping PacifiCorp electricity prices among the lowest in the Western US.

For further information:

Andrew Jamieson	Head of Investor Relations	0141 636 4527
Colin McSeveny	Group Media Relations Manager	0141 636 4515